EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dobson Communications Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-33656, 333-95857, 333-100152 and 333-116677) on Form S-8 and (Nos. 333-140208, 333-108309 and 333-64916) on Form S-3 of Dobson Communications Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Dobson Communications Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Dobson Communications Corporation.
Our report refers to a change in accounting for stock-based compensation and a change in accounting for certain operating leases.
Oklahoma City, Oklahoma
February 27, 2007